Exhibit 4.11

FORM OF WARRANT AGREEMENT

Dated as of

                    , 2012

between

HUTCHINSON TECHNOLOGY INCORPORATED

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Warrant Agent

Warrants for

Common Stock of

Hutchinson Technology Incorporated

i

ii

WARRANT AGREEMENT dated as of                          , 2012 (this “Agreement”), between HUTCHINSON TECHNOLOGY INCORPORATED, a Minnesota corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Warrant Agent (the “Warrant Agent”).

The Company desires to issue the Warrants (as defined herein) described herein in connection with a Rights Offering (the “Rights Offering”) by the Company to holders of the Company’s 3.25% Convertible Subordinated Notes due 2026 (the “3.25% Notes”) who (x) exchange their 3.25% Notes for the Company’s newly issued 8.50% Senior Secured Second Lien Notes due 2017 (the “New Notes”) pursuant to the concurrent Tender/Exchange Offers by the Company (the “Offers”) and (y) subscribe to purchase units (the “Units”) being offered by the Company in the Rights Offering (such holders, the “Holders”). Each Unit consists of (i) $1,000 principal amount of the New Notes and (ii) one warrant (a “Warrant”) to purchase 96.725 shares of Common Stock of the Company. In connection with the Rights Offering, up to 40,000 Warrants may be issued. The Warrants will entitle the Holders thereof to purchase, in the aggregate, up to 3,869,000 shares of common stock, $0.01 par value per share, of the Company (together with any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock, the “Common Stock”) (as adjusted for stock dividends, stock splits, combinations, recapitalizations, reclassifications, and similar transactions).

The Company further desires the Warrant Agent to act on behalf of the Company in connection with the issuance of the Warrants as provided herein and the Warrant Agent is willing to so act.

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of Warrants:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For the purposes of this definition, the terms “controlling,” “controlled by” and “under common control” shall have correlative meanings. “Board” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means each day that is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in New York, New York or Minneapolis, Minnesota.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cashless Exercise Ratio” means a fraction, the numerator of which is the excess of the Current Market Value per share of Common Stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Current Market Value per share of the Common Stock calculated as of the Exercise Date.

“Certificated Warrants” means certificated Warrants in fully registered definitive form.

“Closing Bid Price” means, for any security as of any date, the last closing bid price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as determined in good faith by the Board and certified in a board resolution. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Combination” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) have its shares subject to a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or Persons whereby such other Person or Persons acquire(s) more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or

(v) reorganize, recapitalize or reclassify its shares of Common Stock in a manner that does not otherwise result in an adjustment pursuant to Section 4.01 hereof or (B) any “person” or “group” (as these terms are used for purposes of Section 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Current Market Value” per share of Common Stock or any other security at any date means (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board and certified in a board resolution, based on the most recently completed arm’s-length transaction between the Company and a Person other than an Affiliate of the Company, the closing of which shall have occurred on such date or within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an independent financial expert or (ii) if the security is registered under the Exchange Act, the arithmetic average of the Weighted Average Prices of the shares of Common Stock for the 5 consecutive Trading Days ending on the date immediately preceding the Exercise Date.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Eligible Market” means the Principal Market, The NASDAQ Global Market, The NASDAQ Capital Market, The New York Stock Exchange, Inc. or NYSE Amex Equity.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercise Date” means, for a given Warrant, the day on which such Warrant is exercised pursuant to Section 3.04.

“Indenture” means the Indenture dated as of                          , 2012, among the Company, the Guarantors and the Trustee, with respect to the New Notes, as it may be amended or supplemented from time to time.

“Issue Date” means the date on which the Warrants are initially issued.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Warrant Agent. Such counsel may be an employee of or counsel to the Company or the Warrant Agent.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the payment of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal Market” means the NASDAQ Global Select Market.

“Prospectus” means the prospectus the Company filed with the SEC on                          , 2012, as amended or supplemented from time to time, which describes the Company’s concurrent Offers and Rights Offering to subscribe to purchase Units being offered by the Company in the Rights Offering.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Settlement Date” means the date three Trading Days after an Exercise Notice is delivered.

“Subsidiary” means, with respect to the Company, any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Trustee” means Wells Fargo Bank, National Association, or any successor trustee under the Indenture.

“Warrant Custodian” means the custodian with respect to a Global Warrant (as appointed by the Depository) or any successor person thereto and shall initially be the Warrant Agent.

“Warrant Shares” mean the shares of Common Stock (and any other securities) for which the Warrants are exercisable or which have been issued upon exercise of Warrants.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in OTC Link or the “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 6.07 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

Section 1.02. Other Definitions.

Term	Defined in Section
“3.25% Notes”	Recitals
“Agreement”	Recitals
“Agent Members”	2.01(b)(ii)
“Book-Entry Warrants”	2.01(a)
“Buy-In”	3.04
“Buy-In Price”	3.04
“Cashless Exercise”	3.04
“Certificate Register”	2.02
“Common Stock”	Recitals
“Company”	Recitals
“Distribution”	6.02(a)
“Exercise Notice”	3.04
“Exercise Price”	3.01
“Expiration Date”	3.02(b)
“Global Warrant”	2.01(a)
“Holders”	Recitals
“New Notes”	Recitals
“Maximum Percentage”	3.05
“Offer”	Recitals
“Purchase Rights”	6.02(b)
“Registrar”	3.08
“Rights Offering”	Recitals
“Rights Plan”	3.09(e)
“Stock Transfer Agent”	3.06
“Successor Company”	4.02(b)
“Units”	Recitals
“Warrant”	Recitals
“Warrant Agent”	Recitals
“Warrant Statements”	2.01(a)

Section 1.03. Rules of Construction. Unless the text otherwise requires:

(i) a defined term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof;

(iii) “or” is not exclusive;

(iv) “including” means including, without limitation; and

(v) words in the singular include the plural and words in the plural include the singular.

ARTICLE II

WARRANT CERTIFICATES

Section 2.01. Form and Dating. Pursuant to, and in accordance with, the terms and conditions of this Agreement and the Rights Offering, at the time of consummation of the Rights Offering, the Company shall issue, in the amounts and to the Holders determined pursuant to the terms of the Rights Offering, Warrants to purchase, in the aggregate, up to 3,869,000 shares of Common Stock (as adjusted for stock dividends, stock splits, combinations, recapitalizations, reclassifications, and similar transactions). Simultaneously with such issuance, the Company shall deliver electronically and via overnight courier to the Warrant Agent a written order of the Company signed by two Officers of the Company directing the Warrant Agent to, and the Warrant Agent shall immediately thereafter, in accordance with the terms of this Section 2.01, initially countersign and deliver as specified in such order Global Warrants (as defined below), if any, or register Book-Entry Warrants (as defined below), if any, in the Certificate Register (as defined below) and issue and deliver as specified in such order Warrant Statements (as defined below), entitling the Holders thereof as specified in such order to purchase such number of shares of Common Stock as set forth in such order.

(a) Form of Warrants. The Warrants shall be issued to each Holder at the election of each such Holder either (1) via book-entry registration on the books and records of the Warrant Agent (“Book-Entry Warrants”) and evidenced by the statements issued by the Warrant Agent from time to time to the registered Holder of Book-Entry Warrants reflecting such book-entry position (the “Warrant Statement”), in substantially the form set forth in Exhibit A attached hereto, and/or (2) in the form of one or more global certificates substantially in the form attached hereto as Exhibit B (the “Global Warrants”) evidencing a portion of the Warrants specified therein. The form of election to exercise Warrants shall be substantially in the form set forth in Exhibit C (for Global Warrants) and Exhibit D (for Book-Entry Warrants) attached hereto and the form of election to assign or otherwise transfer Warrants shall be substantially in the form set forth in Exhibit E attached hereto. Each Global Warrant shall represent such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Agreement.

(b) Global Warrants. This Section 2.01(b) shall apply only to a Global Warrant deposited with or on behalf of the Depository.

(i) Global Warrants, if any, shall be deposited on behalf of the Company as soon as reasonably practicable after execution thereof in accordance with this Agreement with the Warrant Agent, as custodian for the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and countersigned by the Warrant Agent as hereinafter provided. The Company shall execute and the Warrant Agent shall, in accordance with Section 2.01(c), countersign and deliver one or more Global Warrants that (a) shall be registered in the name of the Depository or the nominee of the Depository and (b) shall be delivered by the Warrant Agent to the Depository or pursuant to the Depository’s instructions or held by the Warrant Agent as custodian for the Depository.

(ii) Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Agreement with respect to any Global Warrant held on their behalf by the Depository or by the Warrant Agent as the custodian of the Depository or under such Global Warrant, and the Depository may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of such Global Warrant for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Warrant.

(c) Execution and Countersignature. Two Officers shall sign the Global Warrants for the Company by manual or electronic signature. If an Officer whose signature is on a Global Warrant no longer holds that office at the time the Warrant Agent countersigns the Global Warrant, the Warrants evidenced by such Global Warrant shall be valid nevertheless.

The Warrant Agent may appoint an agent reasonably acceptable to the Company to countersign the Global Warrants. Unless limited by the terms of such appointment, such agent may countersign Global Warrants whenever the Warrant Agent may do so. Each reference in this Agreement to countersignature by the Warrant Agent includes countersignature by such agent. Such agent will have the same rights as the Warrant Agent for service of notices and demands.

At any time and from time to time after the execution of this Agreement, the Warrant Agent or an agent of the Warrant Agent reasonably acceptable to the Company shall upon receipt of a written order of the Company signed by two Officers of the Company (i) register Book-Entry Warrants, if any, in the Certificate Register, and (ii) upon receipt of Global Warrants in accordance with this Agreement duly executed on behalf of the Company, manually countersign for original issue one or more Global Warrants evidencing the number of Warrants specified in such order and shall deliver such Global Warrants to or upon the written order of the Company; provided, however, that the Warrant Agent shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel of the Company that it may reasonably request in connection with such countersignature of Warrants. Such order shall specify the number of Warrants to be evidenced as Book-Entry Warrants in the Certificate Register or on the Global Warrants to be countersigned, the date on which such Book-Entry Warrants are to be reflected on the Certificate Register or such Global Warrants are to be countersigned and the number of Warrants then authorized. A Global Warrant shall be, and shall remain, subject to the provisions of this Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or shall have expired or been canceled in accordance with the terms hereof or the Global Warrant is replaced by another Global Warrant in accordance with the terms and provisions of this Agreement.

The Warrants evidenced by a Global Warrant shall not be valid until an authorized signatory of the Warrant Agent or its agent as provided above manually countersigns the Global Warrant. Such signature shall be solely for the purpose of authenticating the Global Warrant and shall be conclusive evidence that the Global Warrant has been countersigned under this Agreement.

Section 2.02. Certificate Register. The Warrant Agent shall keep a register (“Certificate Register”) of the Book-Entry Warrants and the Global Warrants and of transfers and exchanges of outstanding Warrants. The Certificate Register shall show the names and addresses of the respective Holders and the date and number of Warrants evidenced on the face of each of the Global Warrants and the Book-Entry Warrants. The Company and the Warrant Agent may deem and treat the Person in whose name a Book-Entry Warrant or a Global Warrant is registered as the absolute owner of such Warrants for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by notice to the contrary. No service charge shall be made to any Holder for any exchange or registration of transfer of the Warrants.

Section 2.03. Transfer and Exchange.

(a) Transfer and Exchange of Global Warrants.

(i) The transfer and exchange of Global Warrants or beneficial interests therein shall be effected through the Depository, in accordance with this Agreement (including applicable restrictions on transfer set forth herein) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Warrant shall deliver to the Warrant Agent a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Warrant. The Warrant Agent shall, in accordance with such instructions, instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Warrant and to debit the account of the Person making the transfer of the beneficial interest in the Global Warrant being transferred.

(ii) Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Section 2.04), a Global Warrant may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(b) Transfer and Exchange of Book-Entry Warrants. When Book-Entry Warrants are presented to the Warrant Agent with a written request:

(i) to register the transfer of the Book-Entry Warrants; or

(ii) to exchange such Book-Entry Warrants for an equal number of Book-Entry Warrants of other authorized denominations,

the Warrant Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transactions are met; provided, however, that the Warrant Agent has received a written instruction of transfer in form reasonably satisfactory to the Warrant Agent, duly executed by the Holder thereof or by his attorney, duly authorized in writing.

(c) Exchange or Transfer of a Book-Entry Warrant for a Beneficial Interest in a Global Warrant. Upon receipt by the Warrant Agent of appropriate instruments of exchange or transfer with respect to a Book-Entry Warrant, in form reasonably satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make, or to direct the Depository to make, an endorsement on the Global Warrant to reflect an increase in the number of Warrants represented by the Global Warrant equal to the number of Warrants represented by such Book-Entry Warrant, then the Warrant Agent shall cancel such Book-Entry Warrant on the Certificate Register and cause, or direct the Depository to cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Warrants represented by the Global Warrant to be increased accordingly. If no Global Warrants are then outstanding, the Company shall issue and the Warrant Agent shall countersign a new Global Warrant representing the appropriate number of Warrants.

(d) Exchange or Transfer of a Beneficial Interest in a Global Warrant for a Book-Entry Warrant. Upon receipt by the Warrant Agent from the Depository or its nominee of written instructions or such other form of instructions as is customary for the Depository on behalf of any Person having a beneficial interest in a Global Warrant, the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depository and Warrant Agent, the number of Warrants represented by the Global Warrant to be reduced by the number of Warrants to be represented by the Book-Entry Warrants to be issued in exchange for the beneficial interest of such Person in the Global Warrant and, following such reduction, the Warrant Agent shall, upon the instruction of the Depository (pursuant to instructions from its direct or indirect participants or otherwise), register in the name of the Holder (or the transferee, as applicable) of Warrants a Book-Entry Warrant and deliver to said Holder (or transferee, as applicable) a Warrant Statement.

(e) Cancellation or Adjustment of Global Warrant. At such time as all beneficial interests in a Global Warrant have been exchanged for Book-Entry Warrants, redeemed, repurchased or canceled, or the Warrants represented by such Global Warrant have been exercised, such Global Warrant shall be returned to the Warrant Agent for cancellation or retained and canceled by the Warrant Agent, in each case upon written instructions from the Company satisfactory to the Warrant Agent. At any time prior to such cancellation, if any beneficial interest in a Global Warrant is exchanged for Book-Entry Warrants, redeemed, repurchased or canceled, or any of the Warrants represented by such Global Warrant are exercised, the number of Warrants represented by such Global Warrant shall be reduced and an adjustment shall be made on the Certificate Register with respect to such Global Warrant, by the Warrant Agent, to reflect such reduction.

(f) Obligations with Respect to Transfers and Exchanges of Warrants.

(i) To permit registrations of transfers and exchanges or for the purpose of any distribution of new Global Warrants contemplated by Section 2.05 or additional Global Warrants or additional Book-Entry Warrants contemplated by Article IV, the Company shall execute, and the Warrant Agent shall countersign, Global Warrants, if applicable, as required pursuant to the provisions of Section 2.01(c) and this Section 2.03, or register Book-Entry Warrants, if applicable, as required pursuant to the provisions of Section 2.01 and this Section 2.03.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, and the Company shall pay all transfer tax, assessments, or similar governmental charge payable in connection therewith.

(iii) Prior to the due presentation for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the Person in whose name a Warrant is registered as the absolute owner of such Warrant, and neither the Company nor the Warrant Agent shall be affected by notice to the contrary.

(iv) All Warrants issued upon any transfer or exchange pursuant to the terms of this Agreement shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrants surrendered upon such transfer or exchange.

(v) Subject to Sections 2.03(a) through (d) and this Section 2.03(f), the Warrant Agent shall, upon receipt of all information required to be delivered hereunder, from time to time register the transfer of any outstanding Warrants in the Certificate Register (x) with respect to a Global Warrant, as applicable, upon delivery of such Warrant to the Warrant Agent by book-entry transfer through the facilities of the depository, accompanied by a completed form of assignment substantially in the form of Exhibit E hereto or (y) with respect to a Book-Entry Warrant, as applicable, upon presentation of a completed form of assignment substantially in the form of Exhibit E hereto, in each case, the form of assignment to be duly signed by the Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Statement shall be issued to the transferee or Warrants in the amount of such transfer shall be delivered to the transferee by book-entry transfer through the facilities of the Depository, as applicable.

(g) No Obligation of the Warrant Agent.

(i) Other than with respect to its own gross negligence, bad faith or willful misconduct, the Warrant Agent shall have no responsibility or obligation to any beneficial owner of a Global Warrant, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Warrants or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice or the payment of any amount, under or with respect to such Warrants. All notices and communications to be given to the Holders and all payments to be made to Holders under the Warrants shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Warrant). The rights of beneficial owners in any Global Warrant shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Warrant Agent may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Warrant Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable law with respect to any transfer of any interest in any Warrant (including any transfer between or among the Depository participants, members or beneficial owners in any Global Warrant) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Agreement, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.04. Failure to Appoint a Successor Depository.

(a) If at any time the Depository for the Global Warrants notifies the Company that the Depository is unwilling or unable to continue as Depository for the Global Warrants or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act, and, in each such case, a successor Depository for the Global Warrants is not appointed by the Company within 90 days after delivery of such notice, then the Warrant Agent, upon written instructions signed by an Officer of the

Company, shall register Book-Entry Warrants, in an aggregate number equal to the number of Warrants represented by the Global Warrants, in exchange for such Global Warrants.

(b) Any Global Warrant that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository to the Warrant Agent, to be so transferred, in whole or from time to time in part, without charge, and the Warrant Agent shall countersign and deliver, upon such transfer of each portion of such Global Warrant, an equal number of Book-Entry Warrants.

(c) Subject to the provisions of Section 2.04(b), the registered Holder of a Global Warrant may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Agreement or the Warrants.

Section 2.05. Replacement Certificates; Warrant Statements.

(a) If a mutilated Global Warrant is surrendered to the Warrant Agent or if the Depository or the holder of a Global Warrant claims that the Global Warrant has been lost, destroyed or wrongfully taken, the Company shall issue and the Warrant Agent shall countersign a replacement Global Warrant if the reasonable requirements of the Warrant Agent and of Section 8-405 of the Uniform Commercial Code as in effect in the State of New York are met. If required by the Warrant Agent or the Company, such Holder or the holder of a Global Warrant, as applicable, shall furnish a reasonable indemnity bond sufficient in the reasonable judgment of the Company and the Warrant Agent to protect the Company and the Warrant Agent from any loss which either of them may suffer if a Global Warrant is replaced. The Company and the Warrant Agent may charge the Holder for their expenses in replacing a Global Warrant. Every replacement Global Warrant evidences an additional obligation of the Company.

(b) A Holder of any Book-Entry Warrants may from time to time, request from the Warrant Agent that the Warrant Agent issue and deliver to such Holder a Warrant Statement in substantially the form set forth in Exhibit A attached hereto evidencing the number of Book-Entry Warrants held by such Holder.

Section 2.06. Outstanding Warrants. Warrants outstanding at any time are all Book-Entry Warrants and all Warrants evidenced by all Global Warrants authenticated by the Warrant Agent except for those canceled by it and those delivered to it for cancellation. A Warrant ceases to be outstanding if the Company or an Affiliate of the Company holds the Warrant.

If a Global Warrant is replaced pursuant to Section 2.05, the Warrants evidenced thereby cease to be outstanding unless the Warrant Agent and the Company receive proof satisfactory to them that the replaced Global Warrant is held by a bona fide purchaser.

Section 2.07. Cancellation. In the event the Company shall purchase or otherwise acquire Warrants represented by a Global Warrant (if permitted pursuant to the terms hereof), the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Warrants represented by the Global Warrant to be reduced by the number of Warrants to be purchased or otherwise acquired by the Company. In the event the Company shall purchase or otherwise acquire all Warrants represented by a Global Warrant, the same shall thereupon be delivered to the Warrant Agent for cancellation.

The Warrant Agent and no one else shall cancel and destroy any Global Warrants surrendered for transfer, exchange, replacement, exercise or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Warrant Agent to deliver canceled Global Warrants to the Company. The Company may not issue new Global Warrants to replace Global Warrants to the extent they evidence Warrants which have been exercised or Warrants which the Company has purchased or otherwise acquired.

Section 2.08. CUSIP Numbers. The Company in issuing the Warrants may use “CUSIP” numbers (if then generally in use) and, if so, the Warrant Agent shall use “CUSIP” numbers in notices as a convenience to Holders.

ARTICLE III

EXERCISE TERMS

Section 3.01. Exercise. Each Warrant, when exercised, shall initially entitle the Holder thereof, subject to adjustment pursuant to the terms of this Agreement, to purchase 96.725 shares of Common Stock. The exercise price (the “Exercise Price”) of each Warrant is $0.01 per share.

Section 3.02. Exercise Periods.

(a) Subject to the terms and conditions set forth herein, the Warrants shall be exercisable at any time and from time to time on or after the Issue Date.

(b) No Warrant shall be exercisable after [                    , 2022]1 or, if not a Trading Day, the next subsequent Trading Day (the “Expiration Date”).

Section 3.03. Expiration. A Warrant shall terminate and become void as of the earlier of (i) the close of business on the Expiration Date or (ii) the date such Warrant is exercised in full.

Section 3.04. Manner of Exercise. Warrants may be exercised upon (i) delivery to the Warrant Agent at the office of the Warrant Agent of the

[1]	Note to Draft: Insert the 10-year anniversary of the Issue Date.

form of election attached hereto as Exhibit C (for Global Warrants) or Exhibit D (for Book-Entry Warrants) to purchase Common Stock duly filled in and signed by the Holder thereof (the “Exercise Notice”); (ii) delivering no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date such Warrants to the Warrant Agent by book-entry transfer through the facilities of the Depository, if such Warrants are represented by a Global Warrant; and (iii) paying the required consideration in the manner set forth in the next sentence. Warrants shall not be exercised for cash and upon such exercise, the number of shares of Common Stock obtainable upon the exercise of a Warrant shall be reduced so as to yield a number of shares of Common Stock upon the exercise of such Warrant equal to the product of (a) the number of shares of Common Stock issuable as of the Exercise Date upon the exercise of such Warrant (if payment of the Exercise Price were being made in cash) and (b) the Cashless Exercise Ratio. An exercise of a Warrant in accordance with the immediately preceding sentence is herein called a “Cashless Exercise.” No fractional shares will be delivered by the Company upon the exercise of a Warrant. If the exercise of a Warrant would result in the delivery of a fractional share, the Company will not be obligated to deliver such fractional share, and the number of shares to be delivered upon the exercise of a Warrant will be rounded to the nearest full share (if below 0.5 shares, round down and if 0.5 shares or above, round up). Upon exercise of more than one Warrant in connection with the holder’s Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of Warrants that the holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of this Agreement shall be applicable with respect to an exercise of Warrants pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. Subject to Sections 3.02 and 3.05, the rights represented by the Warrants shall be exercisable at the election of the Holders thereof either in full at any time or from time to time in part and in the event that a Global Warrant is surrendered for exercise for less than all the Warrants represented by such Global Warrant at any time prior to the Expiration Date, a new Global Warrant or Global Warrants representing the remaining Warrants shall be issued. Not later than the Settlement Date, the Warrant Agent shall countersign and deliver the required new Global Warrant or Global Warrants, and the Company, at the Warrant Agent’s request, shall supply the Warrant Agent with Global Warrants duly signed on behalf of the Company for such purpose.

A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of the delivery of the Exercise Notice to the Warrant Agent for exercise, as provided above, and, for all purposes under this Agreement, the Person entitled to receive the related Warrant Shares upon such exercise shall, as between such Person and the Company, be deemed to be the Holder of such Warrant Shares of record as of the close of business on such date and shall be entitled to receive, and the Company and the Warrant Agent shall cause the transfer agent for the shares to deliver to such Person (in accordance with the terms and provisions of Section 3.06) not later than the Settlement Date, any Warrant Shares to which such Person would have been entitled had such Person been the registered holder on such date. The Company shall register on its books such Warrant Shares not later than the Settlement Date. Any Warrant delivered subsequent to the close of business shall be deemed as exercised as of the close of business on the following day.

If the Company shall fail for any reason or for no reason to issue in accordance with the terms and provisions of Section 3.06 to a Person on or prior to the Settlement Date the Warrant Shares to which such Person is entitled upon an exercise of any Warrants and register such shares of Common Stock on the Company’s share register, and if on or after such Settlement Date such Person purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Person of shares of Common Stock issuable upon such exercise that such Person anticipated receiving from the Company (a “Buy-In”), then, in addition to all other remedies available to such Person, the Company shall, within three (3) Trading Days after such Person’s request and in such Person’s discretion, either (i) pay cash to such Person in an amount equal to such Person’s total purchase price (including brokerage commissions and other reasonable out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) or credit such Person’s balance account with the Depository (as applicable, in accordance with the terms and provisions of Section 3.06) shall terminate, or (ii) promptly honor its obligation to deliver to such Person a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with the Depository (as applicable, in accordance with the terms and provisions of Section 3.06) and pay cash to such Person in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the date of exercise. Nothing shall limit such Person’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock, as applicable, in accordance with the terms and provisions of Section 3.06) upon the exercise of any Warrants as required pursuant to the terms hereof. If requested by the Company, such Holder will provide reasonable proof of any applicable Buy-In damages.

Section 3.05. Limitation on Exercise. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any Warrant, and a Holder shall not have the right to exercise its Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s Affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Holder and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its Affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Warrant, in determining the number of outstanding shares of Common

Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Stock Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage specified in such notice (but in any event not in excess of 9.99%); provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Warrants. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.05 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

Section 3.06. Issuance of Warrant Shares. The Warrant Agent shall advise the Company promptly after receipt of a Warrant Exercise Notice, of (A) the receipt of such Exercise Notice and the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (B) the instructions with respect to delivery of the shares of Common Stock of the Company deliverable upon such exercise and (C) such other information as the Company shall reasonably require. Subject to Section 2.05, upon the partial or full exercise of a Warrant, as set forth in Section 3.04, the Company shall issue and cause the Warrant Agent or, if appointed, a transfer agent for the Common Stock (the “Stock Transfer Agent”) to countersign and deliver not later than the Settlement Date to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants or other securities or property to which it is entitled, registered or otherwise, to the Person or Persons entitled to receive the same (including any depository institution so designated by a Holder); provided, that at the Holder’s option, the Holder may elect to have the Warrant Shares issued by same-day credit to the Depository for the account of such Holder or for the account of a participant in the Depository, in each case registered in such name and delivered to such account as directed in the Exercise Notice by such Holder or by the direct participant in the Depository through which such Holder is acting. The Warrant Shares subject to the Exercise Notice shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the delivery of the Exercise Notice, as aforesaid.

Section 3.07. Fractional Warrant Shares. The Company shall not be required to issue fractional Warrant Shares on the exercise of

Warrants. If more than one Warrant shall be exercised in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of Warrant Shares which may be purchasable pursuant thereto. If any fraction of a Warrant Share would, except for the provisions of this Section 3.07, be issuable upon the exercise of any Warrant (or specified portion thereof), the Company shall deliver such number of shares rounded to the nearest full share (if below 0.5 shares, round down and if 0.5 shares or above, round up).

Section 3.08. Reservation of Warrant Shares. The Company shall at all times keep reserved, free from preemptive rights, out of its authorized and unissued shares of Common Stock a number of shares of Common Stock sufficient to provide for the exercise of all outstanding Warrants and the Stock Transfer Agent is hereby irrevocably authorized and directed at all times to reserve such number of authorized and unissued shares of Common Stock as shall be required by this Section 3.08. The registrar for the Common Stock (the “Registrar”) shall at all times until the Expiration Date reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Stock Transfer Agent. The Company will supply such Stock Transfer Agent with duly executed stock certificates for such purpose. The Company will furnish to such Stock Transfer Agent a copy of all notices of adjustments (and certificates related thereto) transmitted to each Holder.

Section 3.09. Other Actions, Representations and Covenants of the Company.

(a) Before taking any action which would cause an adjustment pursuant to Article IV to reduce the Exercise Price below the then par value (if any) of the Common Stock, the Company shall take any and all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the Exercise Price as so adjusted.

(b) The Company represents that at the Issue Date, the Warrants represent, in aggregate, not less than 16.5% of the outstanding shares of Common Stock of the Company if all of the Units in the Rights Offering are issued and the pro rata portion thereof if not all of the Units in the Rights Offering are issued.

(c) The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants shall, upon issue, be fully paid, nonassessable, free of preemptive rights, free from all taxes and free from all liens, charges and security interests with respect to the issue and holding thereof.

(d) The Company shall promptly secure the listing of all of the Warrant Shares upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance). The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3.09(d).

(e) Prior to the issuance of the Warrants, the Company shall take such action as may be necessary to cause (1) the provisions of the Rights Plan Agreement, dated as of July 29, 2010, between the Company and Wells Fargo Bank, N.A., as Rights Agent (as amended or otherwise modified, the “Rights Plan”) not to apply to a Holder of Warrants by reason of a Holder of Warrants holding unexercised Warrants and (2) both with and without regard to the Maximum Percentage limitation, a Holder of Warrants not to be an “interested shareholder” under Section 302A.01, Subd. 49 of the Minnesota Business Corporation Act for the purposes of issuance or exercise of the Warrants if upon issuance of the Warrants the Holder (i) would be deemed a beneficial owner of 10% or more of the Company’s common stock or (ii) would be deemed a beneficial owner of 10% or more of the Company’s common stock but for the Maximum Percentage limitation; and therefore Section 302A.673 of the Minnesota Business Corporation Act shall not be applicable to such Holder of the Warrants upon issuance or exercise of the Warrants.

Section 3.10. Compliance with Law. If any shares of Common Stock required to be reserved for purposes of the exercise of Warrants require, under any other Federal or state law or applicable governing rule or regulation of any national securities exchange, registration with or approval of any governmental authority, or listing on any such national securities exchange before such shares may be issued upon exercise, the Company will use its reasonable best efforts to cause such shares to be duly registered or approved by such governmental authority or listed on the relevant national securities exchange, as the case may be.

ARTICLE IV

ANTIDILUTION PROVISIONS

Section 4.01. Changes in Common Stock. In the event that at any time and from time to time the Company shall (i) pay a dividend or make a distribution on the Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) increase or decrease the number of shares of Common Stock outstanding by reclassification of its Common Stock, then the number of shares of Common Stock issuable upon exercise of each Warrant immediately after the happening of such event shall be adjusted so that, after giving effect to such adjustment, the Holder of each Warrant shall be entitled to receive the number of shares of Common Stock upon exercise of such Warrant that such Holder would have owned or would have been entitled to receive had such Warrants been exercised immediately prior to the happening of the events described above (or, in the case of a dividend or distribution of Common Stock, immediately prior to the record date therefor). An adjustment made pursuant to this Section 4.01 shall become effective immediately after the distribution date, retroactive to the record date therefor in the case of a dividend or distribution in shares of Common Stock or other shares of Capital Stock, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If any event occurs of the type contemplated by the provisions of this Section 4.01 but not expressly provided for by such provisions, then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holders.

Section 4.02. Combination; Liquidation.

(a) Except as provided in Section 4.02(b), in the event of a Combination, the Warrants outstanding immediately prior to the time of consummation of the Combination shall be deemed exercised immediately prior to such time and each Holder shall receive upon such deemed exercise of the Warrants, on pro rata basis with the holders of Common Stock assuming the full exercise immediately prior to the consummation of the Combination of all then outstanding Warrants (without taking into account any limitation on exercise, including the Maximum Percentage), the kind and amount of consideration given to the holders of Common Stock upon the consummation of the Combination.

(b) Notwithstanding the foregoing, to the extent that after giving effect to such exercise, the Holder (together with such Holder’s Affiliates) would beneficially own in excess of 9.99% of the total number of issued and outstanding shares of Capital Stock of the surviving or acquiring Person in the Combination (the “Successor Company”) (including for such purpose the shares of common stock of the Successor Company issuable upon such exercise), then (i) the Holder’s Warrants shall not be deemed to be so exercised upon such Combination to such extent (the “Unexercised Warrants”); (ii) the Company shall provide that the Successor Company will, and such Successor Company shall, enter into an agreement with the Warrant Agent concurrently with the consummation of the Combination expressly assuming the due and punctual observance and performance of each and every covenant and condition of this Agreement (with respect to the Unexercised Warrants) and each Unexercised Warrant to be performed and observed by the Company and all of the obligations and liabilities hereunder (with respect to the Unexercised Warrants) and confirming the Holders’ rights pursuant to this Agreement (with respect to the Unexercised Warrants) with respect to the Successor Company and, for the purposes of this Agreement, the definition of Company shall include any Successor Company (provided, however, that such modification shall be made to this Article IV as shall be necessary to provide for adjustments of Warrant Shares for which the Warrants are exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Agreement in respect of the Company’s Common Stock); and (iii) such Holder shall have the right to receive upon exercise of the Unexercised Warrants the kind and amount of shares of Capital Stock or other securities or property of the Successor Company in such Combination which such Holder would have been entitled to receive upon completion of or as a result of such Combination had such Unexercised Warrants been exercised immediately prior to such event (without taking into account any limitation on exercise, including the Maximum Percentage), subject to any adjustments pursuant to Article IV. The provisions of this Agreement shall similarly apply to successive Combinations involving any Successor Company.

(c) In the event of the dissolution, liquidation or winding-up of the Company, the Holders of the Warrants shall be entitled to receive, such distributions of cash, shares of stock or other securities or property on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price (provided, however, to the extent that the Holder’s right to participate in any such distribution would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such distribution to such extent) and the portion of such distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(d) In the event of any Combination described in this Section 4.02, the Successor Company and, in the event of any dissolution, liquidation or winding-up of the Company, the Company, shall deposit with the Warrant Agent, simultaneously with the distribution of cash, shares of stock or other securities or property, if any, to the holders of Common Stock in connection with such event, the cash, shares of stock or other securities or property, if any, necessary to pay or deliver to the Holders of the Warrants the amounts to which they are entitled as described above. After such cash, shares of stock or other securities or property are so deposited with the Warrant Agent, the Warrant Agent shall promptly make payment to the Holders by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate), in accordance with this Section 4.02 to such Person or Persons as it may be directed in writing by the Holders.

Section 4.03. Other Events. If any event occurs as to which the foregoing provisions of this Article IV are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly and adequately protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then such Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith judgment of such Board, to protect such purchase rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Exercise Price or decreasing the number of shares of Common Stock issuable upon exercise of the Warrants.

Section 4.04. Notice of Adjustment. Whenever the Exercise Price or the number of shares of Common Stock and other property, if any, issuable upon exercise of the Warrants is adjusted, as herein provided, the Company shall promptly deliver to the Warrant Agent a certificate signed by an Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrants after giving effect to such adjustment. The Company shall promptly cause the Warrant Agent to mail a copy of such certificate to each Holder in accordance with Section 6.04. The Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time, to any Holder desiring an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment of the Exercise Price or the number of shares of Common Stock or other stock or property issuable on exercise of the Warrants, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment or the validity or value of any shares of Common Stock, evidences of indebtedness, warrants, options, or other securities or property.

Section 4.05. Notice of Certain Transactions. In the event that the Company shall propose to (a) declare, make or pay any Distribution (as defined below), (b) offer, grant, issue or sells to the holders of its Common Stock any Purchase Rights (as defined below), (c) reclassify any of its Common Stock (other than a reclassification involving only the subdivision or combination of outstanding shares of Common Stock) or enter into any other transaction that would cause the Warrants to be exercisable for any securities other than Common Stock, (d) approve, consummate, effect or enter into any Combination, (e) approve, consummate, effect or enter into any capital reorganization, reclassification, consolidation or merger, or (f) approve, consummate, effect or enter into the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then the Company shall send to the Warrant Agent a notice and the Warrant Agent shall within five days after receipt thereof send the Holders a notice (in such form as shall be furnished to the Warrant Agent by the Company) of such proposed action or offer. Such notice shall be mailed by the Warrant Agent to the Holders at their addresses as they appear in the Certificate Register, which shall specify the record date for the purposes of such Distribution or Purchase Rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect, if any, of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Exercise Price after giving effect to any adjustment pursuant to Article IV which will be required as a result of such action. Such notice shall be given to Holders (x) in the case of any action covered by clause (a) or (b) above, at least 10 days prior to the record date for determining holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier, but in no event shall the Company be required to give notice prior to public announcement if the Company has in good faith determined that the matters relating to such notice constitute material, nonpublic information relating to the Company or its Subsidiaries.

Section 4.06. Adjustment to Warrants. The form of Global Warrant need not be changed because of any adjustment made pursuant to this Article IV, and Global Warrants issued after such adjustment may state the same Exercise Price and the same number of shares of Common Stock issuable upon exercise of the Warrants as are stated in the Global Warrants initially issued pursuant to this Agreement. The Company, however, may at any time in its sole discretion make any change in the form of Global Warrant that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Global Warrant, and any Global Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Global Warrant or otherwise, may be in the form as so changed.

ARTICLE V

WARRANT AGENT

Section 5.01. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the provisions of this Agreement and the Warrant Agent hereby accepts such appointment. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement, except for its own willful misconduct, gross negligence or bad faith.

Section 5.02. Rights and Duties of Warrant Agent.

(a) Agent for the Company. In acting under this Warrant Agreement and in connection with the Book-Entry Warrants and the Global Warrants, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship or agency or trust for or with any of the holders of Global Warrant or beneficial owners of Warrants.

(b) Counsel. The Warrant Agent may consult with counsel satisfactory to it (who may be counsel to the Company), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice of such counsel, absent gross negligence, bad faith or willful misconduct in the selection and continued retention of such counsel and the reliance on such counsel’s advice or opinion.

(c) Documents. The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any Global Warrant, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties, except for its gross negligence, bad faith or willful misconduct.

(d) No Implied Obligations. The Warrant Agent shall be obligated to perform only such duties as are specifically set forth herein and in the Global Warrants, and no implied duties or obligations of the Warrant Agent shall be read into this Agreement or the Global Warrants against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder which may tend to involve it in any expense or liability for which it does not receive indemnity if such indemnity is reasonably requested, except for indemnity for the Warrant Agent’s fraud, gross negligence or willful misconduct. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any of the Global Warrants countersigned by the Warrant Agent and delivered by it to the Holders or on behalf of the Holders pursuant to this Agreement or for the application by the Company of the proceeds of the Warrants. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in the Global Warrants or in the case of the receipt of any written demand from a Holder with respect to such default, including any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise.

(e) Not Responsible for Adjustments or Validity of Stock. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require an adjustment of the number of shares of Common Stock issuable upon exercise of each Warrant or the Exercise Price, or with respect to the nature or extent of any adjustment when made, or with respect to the method employed, or herein or in any supplemental agreement provided to be employed, in making the same. The Warrant Agent shall not be accountable with respect to the validity or value of any shares of Common Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Article IV, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock certificates upon the surrender of any Global Warrant for the purpose of exercise or upon any adjustment pursuant to Article IV, or to comply with any of the covenants of the Company contained in Article IV.

Section 5.03. Individual Rights of Warrant Agent. The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

Section 5.04. Warrant Agent’s Disclaimer. The Warrant Agent shall not be responsible for, and makes no representation as to, the validity or adequacy of this Agreement or the Global Warrants and it shall not be responsible for any statement in this Agreement or the Global Warrants, other than the terms, conditions, covenants, duties and responsibilities applicable to it and its countersignature hereto and thereon.

Section 5.05. Compensation and Indemnity. The Company agrees to pay the Warrant Agent from time to time compensation for its services as agreed in the fee letter between the Company and the Warrant Agent, and to reimburse the Warrant Agent upon request for all reasonable out-of-pocket expenses incurred by it, including the reasonable compensation and expenses of the Warrant Agent’s agents and counsel as agreed. The Company shall indemnify the Warrant Agent, its officers, directors, agents and counsel against any loss, liability or expense (including reasonable agents’ and attorneys’ fees and expenses) incurred by it without gross negligence, willful misconduct or bad faith on its part arising out of or in connection with the acceptance or performance of its duties under this Agreement. The Warrant Agent shall notify the Company promptly of any claim for which it may seek indemnity. The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Warrant Agent through willful misconduct, gross negligence or bad faith. The Company’s payment obligations pursuant to this Section 5.05 shall survive the termination of this Agreement.

Section 5.06. Successor Warrant Agent.

(a) The Company to Provide and Maintain Warrant Agent. The Company agrees for the benefit of the Holders that there shall at all times be a Warrant Agent hereunder until all the Warrants have been exercised or cancelled or are no longer exercisable. Any Warrant Agent to qualify as the Warrant Agent hereunder must be able to qualify as the trustee under the indenture relating to the New Notes.

(b) Resignation and Removal. The Warrant Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be less than 60 days after the date on which such notice is given unless the Company otherwise agrees. The Warrant Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective, which date shall not be less than 60 days after such notice is given unless the Warrant Agent otherwise agrees. Any removal under this Section 5.06 shall take effect upon the appointment by the Company as hereinafter provided of a successor Warrant Agent (which shall be a bank or trust company authorized under the laws of the jurisdiction of its organization to exercise corporate trust powers) and the acceptance of such appointment by such successor Warrant Agent.

(c) The Company To Appoint Successor. In the event that at any time the Warrant Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or shall commence a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or under any other applicable U.S. Federal or state bankruptcy, insolvency or similar law or shall consent to the appointment of or taking possession by a receiver, custodian, liquidator, assignee, trustee, sequestrator (or other similar official) of the Warrant Agent or its property or affairs, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall take corporate action in furtherance of any such action, or a decree or order for relief by a court having jurisdiction in the premises shall have been entered in respect of the Warrant Agent in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or similar law, or a decree or order by a court having jurisdiction in the premises shall have been entered for the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator (or similar official) of the Warrant Agent or of its property or affairs, or any public officer shall take charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation, winding up or liquidation, a successor Warrant Agent, qualified as aforesaid, shall be appointed by the Company by an instrument in writing, filed with the successor Warrant Agent. In the event that a successor Warrant Agent is not appointed by the Company, a successor Warrant Agent, qualified as aforesaid, shall be appointed by the Warrant Agent or the Warrant Agent shall petition a court to appoint a successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the successor Warrant Agent of such appointment, the Warrant Agent shall cease to be Warrant Agent hereunder; provided, however, that in the event of the resignation of the Warrant Agent under this subsection (c), such resignation shall be effective on the earlier of (i) the date specified in the Warrant Agent’s notice of resignation and (ii) the appointment and acceptance of a successor Warrant Agent hereunder.

(d) Successor To Expressly Assume Duties. Any successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of such predecessor with like effect as if originally named as Warrant Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Warrant Agent hereunder.

(e) Successor by Merger. Any corporation into which the Warrant Agent hereunder may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation to which the Warrant Agent shall sell or otherwise transfer all or substantially all of its assets and business related to its corporate trust business, shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto provided, however, that it shall be qualified as aforesaid.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Persons Benefiting. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Company, the Warrant Agent and the Holders any right, remedy or claim under or by reason of this Agreement or any part hereof, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders. Notwithstanding any other provision of this Agreement, any Holder, without the consent of the Warrant Agent, may, in and for its own behalf, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, its right to exercise its Warrants and receive Warrant Shares as provided in this Agreement.

Section 6.02. Rights of Holders.

(a) Distribution of Assets. Holders of unexercised Warrants are entitled to receive any dividends or other distributions of the Company’s assets (or rights to acquire its assets) declared, made or paid by the Company, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, on the same basis as Distributions are declared or made to holders of Common Stock pro rata based on the number of shares of Common Stock for which such Warrants are exercisable (whether or not currently exercisable and disregarding any limitations on exercise, including, without limitation, the Maximum Percentage) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage). Except as otherwise set forth herein, unless otherwise entitled to such rights as holders of other securities, holders of unexercised Warrants are not entitled to (i) receive notice of, or vote at, any meeting of the shareholders of the Company, (ii) consent to any action of the shareholders of the Company, (iii) receive notice of any other proceedings of the Company, except as otherwise specifically provided in this Agreement, (iv) exercise any preemptive right or (v) exercise any other rights whatsoever as shareholders of the Company.

(b) Purchase Rights. During such time as this Warrant is outstanding, in addition to any adjustments pursuant to Article IV above, if at any time the Company offers, grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (including pursuant to the Rights Plan) (the “Purchase Rights”), then the Holder will be entitled to acquire, subject to and upon terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum

Percentage, at which time the Holder shall be granted such right to the same extent as if there had been no such limitation). Notwithstanding anything to the contrary in the Rights Plan, the issuance of the Warrants shall not cause the applicability in any way or shall not put into effect in any way any of the provisions of the Rights Plan

Section 6.03. Amendment. This Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the Company and the Warrant Agent may reasonably deem necessary or desirable (including without limitation any addition or modification to provide for compliance with the transfer restrictions set forth herein); provided, however, that such action shall not adversely affect the rights of any of the Holders. Any amendment or supplement to this Agreement that has an adverse effect on the interests of the Holders shall require the written consent of the Holders of a majority of the then outstanding Warrants. The consent of each Holder affected shall be required for any amendment pursuant to which the Exercise Price would be increased, the number of Warrant Shares issuable upon exercise of Warrants would be decreased or the Expiration Date would be made to occur sooner (in each case, other than pursuant to adjustments provided for herein). In determining whether the Holders of the required number of Warrants have concurred in any direction, waiver or consent, Warrants owned by the Company or by any Subsidiary of the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Warrant Agent shall be protected in relying on any such direction, waiver or consent, only Warrants which the Warrant Agent knows are so owned shall be so disregarded. Also, subject to the foregoing, only Warrants outstanding at the time shall be considered in any such determination.

Section 6.04. Notices. Any notice or communication shall be in writing and delivered in Person, by facsimile with receipt confirmed, by electronic mail or by overnight courier or mailed by first-class mail addressed as follows:

if to the Company:

Hutchinson Technology Incorporated

40 West Highland Park

Hutchinson, Minnesota 55350-9784

Attention: Investor Relations

Fax: (320) 587-1810

if to the Warrant Agent:

Wells Fargo Bank, National Association

MAC N9311-110

625 Marquette Avenue

Minneapolis, Minnesota 55479

Attention: Hutchinson Administrator

Facsimile: (612) 667-2160

The Company or the Warrant Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the Certificate Register and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is made in the manner provided above, it is deemed duly given and delivered (i) when delivered in Person, by facsimile with receipt confirmed, by electronic mail or by overnight courier or (ii) five days after mailed by first-class mail, whether or not the addressee receives it.

Section 6.05. Governing Law. The internal laws of the State of New York shall govern this Agreement and the Warrants for all purposes, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

Section 6.06. Venue; Jurisdiction; Waiver of Jury Trial. Each party hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereto irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any party hereto from bringing suit or taking other legal action against any other party hereto in any other jurisdiction to collect on such other party’s obligations to such party, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such party. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 6.07. Dispute Resolution. In the case of a dispute as to the determination of the Exercise Price, the arithmetic calculation of the Warrant

Shares or any other disputed determination, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice or such other notice giving rise to such dispute, as the case may be, to the Holder (or such other Person designated by the Holder). If the Holder (or such other Person designated by the Holder) and the Company are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder (or such other Person designated by the Holder), then unless mutually agreed between the parties, the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determinations to an independent, reputable investment bank selected by the Company and approved by the Holder (or such other Person designated by the Holder) or (b) the disputed arithmetic calculations to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder (or such other Person designated by the Holder) of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. The party whose determination or calculation is further from the final determination or calculation of the investment bank or accountant, as applicable, shall pay the fees and expenses of such investment bank or accountant. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

Section 6.08. Successors. All agreements of the Company in this Agreement and the Global Warrants shall bind its successors. All agreements of the Warrant Agent in this Agreement and the Global Warrants shall bind its successors.

Section 6.09. Multiple Originals. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Agreement.

Section 6.10. Table of Contents. The table of contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 6.11. Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed as of the date first written above.

HUTCHINSON TECHNOLOGY INCORPORATED

By
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Warrant Agent,

By
Name:
Title:

EXHIBIT A

FORM OF WARRANT STATEMENT2

Hutchinson Technology Incorporated	DRS Warrant Distribution Statement

	CUSIP Number	Account Number/Investor ID
INVESTOR ID #
	Issuance Date	Distribution
Warrants

Holder’s Name

Holder’s Address

Book-Entry Warrant Position of Hutchinson Technology Incorporated Warrants:

Total Book-Entry Warrants:

PLEASE RETAIN THIS STATEMENT FOR YOUR RECORDS

These Warrants are maintained for you under the Direct Registration System, which means they are held for you in an electronic, book-entry account maintained by Wells Fargo Bank, National Association (see enclosed brochure, “What Individual Investors Should Know About Holding Securities”). Please retain this statement for your permanent record.

NO ACTION IS REQUIRED if you choose to keep Warrants in book-entry form.

Questions? Contact Wells Fargo Bank, National Association

To access your account, use your Investor ID Number that is located in the box above on the top right hand corner of this statement. You can contact Wells Fargo Bank, National Association by one of the following ways:

By Internet: Visit [                    ] for access to your account. You will be able to certify your Taxpayer Identification Number/Social Security Number, change your address or sell Warrants (subject to compliance with the Warrant Agreement).

By Phone:	By Mail:
Toll Free Number
Outside the U.S. (Collect)
Hearing Impaired
IVR system available 24 hours/7 days a week
Representatives are available 9:00 a.m. to 7;00 p.m. Eastern Time weekdays

[2]	Final form to conform to Wells Fargo requirements.

A-1

SEE REVERSE SIDE FOR IMPORTANT INFORMATION

HUTCHINSON TECHNOLOGY INCORPORATED

This statement is your record that the Hutchinson Technology Incorporated Warrants have been credited to your account on the books of Hutchinson Technology Incorporated maintained by Wells Fargo Bank, National Association, under the Direct Registration System. Please verify all information on the reverse side of this statement. This statement is neither a negotiable instrument nor a security, and delivery of this statement does not itself confer any rights on the recipient. Nevertheless, it should be kept with your important documents as a record of your ownership of these securities.

A-2

EXHIBIT B

[FORM OF FACE OF GLOBAL WARRANT CERTIFICATE]

[Global Securities Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO ON THE REVERSE HEREOF.

No. [ ]	Certificate for [ ] Warrants

WARRANTS TO PURCHASE COMMON STOCK OF

HUTCHINSON TECHNOLOGY INCORPORATED

THIS CERTIFIES THAT [                                ], or its registered assigns, is the registered holder of the number of Warrants set forth above (the “Warrants”). Each Warrant entitles the holder thereof (the “Holder”), at its option and subject to the provisions contained herein and in the Warrant Agreement referred to below, to purchase from Hutchinson Technology Incorporated, a Minnesota corporation (“the Company”), 96.725 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”) at the per share exercise price of $0.01 (the “Exercise Price”), by Cashless Exercise referred to below. This Global Warrant shall terminate and become void as of the close of business on [                    , 2022] (or, if not a Trading Day, the next subsequent Trading Day) or upon the exercise hereof as to all the shares of Common Stock subject hereto. The number of shares issuable upon exercise of the Warrants and the Exercise Price per share shall be subject to adjustment from time to time as set forth in the Warrant Agreement.

This Global Warrant Certificate is issued under and in accordance with a Warrant Agreement dated as of                     , 2012 (the “Warrant Agreement”), between the Company and Wells Fargo Bank, National Association (the “Warrant Agent”, which term includes any successor Warrant Agent under the Warrant Agreement), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Global Warrant Certificate consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a full statement of the respective rights, limitations of rights, duties and obligations of the Company, the Warrant Agent and the Holders of the Warrants. In the event of any conflict between the terms and conditions of this instrument and the Warrant Agreement, the terms and conditions of the Warrant Agreement shall prevail. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Warrant Agreement. A copy of the Warrant Agreement may be obtained for inspection by the Holder hereof upon written request to the Warrant Agent at                                 Attention: Hutchinson Administrator.

Subject to the terms of the Warrant Agreement, the Warrants may be exercised in whole or in part by Cashless Exercise. Payment by Cashless Exercise shall be made without the payment of cash by reducing the amount of Common Stock that would be obtainable upon the exercise of a Warrant so as to yield a number of shares of Common Stock upon the exercise of such Warrant equal to the product of (1) the number of shares of Common Stock for which such Warrant is exercisable as of the Exercise Date (if the Exercise Price were being paid in cash) and (2) a fraction, the numerator of which is the excess of the Current Market Value per share of Common Stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Current Market Value per share of the Common Stock calculated as of the Exercise Date. No fractional shares will be delivered by the Company upon the exercise of a Warrant. If the exercise of a Warrant would result in the delivery of a fractional share, the Company will not be obligated to deliver such fractional share, and the number of shares to be delivered upon the exercise of a Warrant will be rounded to the nearest full share (if below 0.5 shares, round down and if 0.5 shares or above, round up).

As provided in the Warrant Agreement and subject to the terms and conditions therein set forth, the Warrants shall be exercisable at any time and from time to time on any Business Day after the Issue Date; provided, however, that no Warrant shall be exercisable after the Expiration Date.

Except as provided in the next paragraph, in the event of a Combination, the Warrants outstanding immediately prior to the time of consummation of the Combination shall be deemed exercised immediately prior to such time and each Holder shall receive upon such deemed exercise of the Warrants, on pro rata basis with the holders of Common Stock assuming the full exercise immediately prior to the consummation of the Combination of all then outstanding Warrants (without taking into account any limitation on exercise, including the Maximum Percentage), the kind and amount of consideration given to the holders of Common Stock upon the consummation of the Combination.

Notwithstanding the foregoing, to the extent that after giving effect to such exercise, the Holder (together with such Holder’s Affiliates) would beneficially own in excess of 9.99% of the total number of issued and outstanding shares of Capital Stock of the surviving or acquiring Person in the Combination (the “Successor Company”) (including for such purpose the shares of common stock of the Successor Company issuable upon such exercise), then (i) the Holder’s Warrants shall not be deemed to be so exercised upon such Combination to such extent (the “Unexercised Warrants”); (ii) the Company shall provide that the Successor Company will, and such Successor Company shall, enter into an agreement with the Warrant Agent concurrently with the consummation of the Combination expressly assuming the due and punctual observance and performance of each and every covenant and condition of the Warrant Agreement (with respect to the Unexercised Warrants) and each Unexercised Warrant to be performed and observed by the Company and all of the obligations and liabilities hereunder (with respect to the Unexercised Warrants) and confirming the Holders’ rights pursuant to the Warrant Agreement (with respect to the Unexercised Warrants) with respect to the Successor Company and, for the purposes of the Warrant Agreement, the definition of Company shall include any Successor Company (provided, however, that such modification shall be made to Article IV of the Warrant Agreement as shall be necessary to provide for adjustments of Warrant Shares for which the Warrants are exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in the Warrant Agreement in respect of the Company’s Common Stock); and (iii) such Holder shall have the right to receive upon exercise of the Unexercised Warrants the kind and amount of shares of Capital Stock or other securities or property of the Successor Company in such Combination which such Holder would have been entitled to receive upon completion of or as a result of such Combination had such Unexercised Warrants been exercised immediately prior to such event (without taking into account any limitation on exercise, including the Maximum Percentage), subject to any adjustments pursuant to Article IV of the Warrant Agreement. The provisions of the Warrant Agreement shall similarly apply to successive Combinations involving any Successor Company.

As provided in the Warrant Agreement, the number of shares of Common Stock issuable upon the exercise of the Warrants and the Exercise Price are subject to adjustment upon the happening of certain events. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any Warrant, and a Holder shall not have the right to exercise its Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s Affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Holder and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its Affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Stock Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Warrants. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of Section 3.05 of the Warrant Agreement to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

The Company shall pay all taxes, assessments or other governmental charges in connection with the transfer or exchange of the Warrants and for any exchange or original issuance (not involving a transfer) with respect to temporary Warrants, the exercise of the Warrants or the Warrant Shares.

Warrants may be exercised upon (i) delivery to the Warrant Agent at the office of the Warrant Agent of the form of election attached to the Warrant Agreement as Exhibit C (for Global Warrants) or Exhibit D (for Book-Entry Warrants) to purchase Common Stock duly filled in and signed by the Holder thereof (the “Exercise Notice”); (ii) delivering no later than 5:00

p.m., New York City time, on the Business Day immediately prior to the Settlement Date such Warrants to the Warrant Agent by book-entry transfer through the facilities of the Depository, if such Warrants are represented by a Global Warrant; and (iii) paying the required consideration in the manner set forth in the next sentence. Warrants shall not be exercised for cash and upon such exercise, the number of shares of Common Stock obtainable upon the exercise of a Warrant shall be reduced so as to yield a number of shares of Common Stock upon the exercise of such Warrant equal to the product of (a) the number of shares of Common Stock issuable as of the Exercise Date upon the exercise of such Warrant (if payment of the Exercise Price were being made in cash) and (b) the Cashless Exercise Ratio. An exercise of a Warrant in accordance with the immediately preceding sentence is herein called a “Cashless Exercise.” No fractional shares will be delivered by the Company upon the exercise of a Warrant. If the exercise of a Warrant would result in the delivery of a fractional share, the Company will not be obligated to deliver such fractional share, and the number of shares to be delivered upon the exercise of a Warrant will be rounded to the nearest full share (if below 0.5 shares, round down and if 0.5 shares or above, round up). Upon exercise of more than one Warrant in connection with the holder’s Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of Warrants that the holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to an exercise of Warrants pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. Subject to Sections 3.02 and 3.05 of the Warrant Agreement, the rights represented by the Warrants shall be exercisable at the election of the Holders thereof either in full at any time or from time to time in part and in the event that a Global Warrant is surrendered for exercise of less than all the Warrants represented by such Global Warrant at any time prior to the Expiration Date, a new Global Warrant or Global Warrants representing the remaining Warrants shall be issued. Not later than the Settlement Date, the Warrant Agent shall countersign and deliver the required new Global Warrant or Global Warrants, and the Company, at the Warrant Agent’s request, shall supply the Warrant Agent with Global Warrants duly signed on behalf of the Company for such purpose.

A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of the delivery of the Exercise Notice to the Warrant Agent for exercise, as provided above, and, for all purposes under the Warrant Agreement, the Person entitled to receive the related Warrant Shares upon such exercise shall, as between such Person and the Company, be deemed to be the Holder of such Warrant Shares of record as of the close of business on such date and shall be entitled to receive, and the Company and the Warrant Agent shall cause the transfer agent for the shares to deliver to such Person (in accordance with the terms and provisions of Section 3.06 of the Warrant Agreement) not later than the Settlement Date, any Warrant Shares to which such Person would have been entitled had such Person been the registered holder on such date. The Company shall register on its books such Warrant Shares not later than the Settlement Date. Any Warrant delivered subsequent to the close of business shall be deemed as exercised as of the close of business on the following day.

All shares of Common Stock issuable by the Company upon the exercise of the Warrants shall, upon such issue, be duly and validly issued and fully paid and non-assessable and shall not bear any restrictive legend referencing any U.S. securities laws.

The holder in whose name the Global Warrant is registered may be deemed and treated by the Company and the Warrant Agent as the absolute owner of the Global Warrant for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by notice to the contrary.

The Warrants do not entitle any Holder hereof to any of the rights of a shareholder of the Company other than the right to participate in any dividends or other distributions received by the holders of common stock of the Company as provided in the Warrant Agreement.

This Global Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

[Signature page follows]

HUTCHINSON TECHNOLOGY INCORPORATED

by
Name:
Title:

by
Name:
Title:

DATED:

Countersigned:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Warrant Agent,

by

Authorized Signatory

EXHIBIT C

FORM OF ELECTION TO PURCHASE WARRANT SHARES FOR

WARRANT HOLDERS HOLDING WARRANTS THROUGH

THE DEPOSITORY TRUST COMPANY

TO BE COMPLETED BY DIRECT PARTICIPANT

IN THE DEPOSITORY TRUST COMPANY

(to be executed only upon exercise of Warrants)

HUTCHINSON TECHNOLOGY INCORPORATED.

The undersigned hereby irrevocably elects to exercise                      Warrants to purchase from Hutchinson Technology Incorporated, a Minnesota corporation (“the Company”), shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”) at the per share exercise price of $0.01 (the “Exercise Price”), by Cashless Exercise (as defined in the Warrant Agreement dated as of                     , 2012 (the “Warrant Agreement”), between the Company and Wells Fargo Bank, National Association) and otherwise on the terms and conditions specified in the Warrant Agreement.

The undersigned requests that the number of Warrants exercised hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below.

☐ The undersigned hereby requests that the shares of Common Stock be issued in certificated form and be registered in such name, and be delivered to such address, as provided in the necessary information below.

☐ If the shares of Common Stock are evidenced by global securities, the undersigned hereby requests that the shares of Common Stock be registered in the name of The Depository Trust Company or its nominee by providing the necessary information below.

(PLEASE PRINT)
ADDRESS:

CONTACT
NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH WARRANTS ARE BEING DELIVERED:

DEPOSITORY ACCOUNT NO.

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE”. WARRANT HOLDER DELIVERING WARRANTS, IF OTHER THAN THE DIRECT DTC PARTICIPANT DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.

FILL IN FOR DELIVERY OF THE COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

Signature:	Date:	,

Name:

Capacity in which Signing:

Signature Guaranteed BY:

Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program. The signature must correspond with the name as written upon the face of the Global Warrant in every particular, without alteration or enlargement or any change whatever, and must be guaranteed by a national bank or trust company or by a member firm of any national securities exchange.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY2

The following increases or decreases in this Global Security:

Date of Exchange	Decrease in number of Warrants in this Global Security	Increase in number of Warrants in this Global Security	Number of Warrants in this Global Warrant Certificate following such change	Signature of authorized officer of Warrant Agent

[2]	To be included only if the Warrant is in global form.

EXHIBIT D

FORM OF ELECTION TO PURCHASE WARRANT SHARES

FOR WARRANT HOLDERS HOLDING BOOK-ENTRY WARRANTS

(to be executed only upon exercise of Warrants)

HUTCHINSON TECHNOLOGY INCORPORATED.

The undersigned (the “Holder”) hereby irrevocably elects to exercise                    Warrants to purchase from Hutchinson Technology Incorporated, a Minnesota corporation (“the Company”), shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”) at the per share exercise price of $0.01 (the “Exercise Price”), by Cashless Exercise (as defined in the Warrant Agreement dated as of                     , 2012 (the “Warrant Agreement”), between the Company and Wells Fargo Bank, National Association) and otherwise on the terms and conditions specified in the Warrant Agreement.

☐ The undersigned hereby requests that the shares of Common Stock be issued in certificated form and be registered in such name, and be delivered to such address, as provided in the necessary information below.

☐ If the shares of Common Stock are evidenced by global securities, the undersigned hereby requests that the shares of Common Stock be registered in the name of The Depository Trust Company or its nominee by providing the necessary information below.

(PLEASE PRINT) ADDRESS:

CONTACT NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH WARRANTS ARE BEING DELIVERED:

ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.

D-1

FILL IN FOR DELIVERY OF THE COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

If such number of shares of Common Stock is less than the aggregate number of shares of Common Stock purchasable hereunder, the undersigned requests that a new Book-Entry Warrant representing the balance of such Warrants shall be registered, with the appropriate Warrant statement delivered as follows:

Name

Address

Delivery Address (if different)

Social Security or Other Taxpayer	Signature
Identification Number of Holder

Note: The above signature must correspond with the name as written upon the Warrant statement in every particular, without alteration or any change whatsoever. If the statement representing the shares of Common Stock or any Warrant statement representing Warrants not exercised is to be registered in a name other than that in which this Warrant statement is registered, the signature of the holder hereof must be guaranteed.

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

D-2

EXHIBIT E

FORM OF ASSIGNMENT

(TO BE EXECUTED BY THE REGISTERED HOLDER IF SUCH HOLDER

DESIRES TO TRANSFER A WARRANT)

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee

Warrants to purchase shares of Common Stock, $0.01 par value per share, of HUTCHINSON TECHNOLOGY INCORPORATED (the “Company”), subject to the Warrant Agreement dated as of                     , 2012, between the Company and Wells Fargo Bank, National Association, and held by the undersigned, together with all right, title and interest therein, and does irrevocably constitute and appoint attorney,

to transfer such Warrants on the books of the Warrant Agent, with full power of substitution.

Dated	Signature

Social Security or Other Taxpayer Identification Number of Assignee

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

E-1